Exhibit 99.1

Duke Energy Progress

Summary of 2025 South Carolina Proposed Rate Case Settlement

(Docket 2025-154-E)

Background:

•	On June 12, 2025, Duke Energy Progress (DEP) filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an increase in retail revenues. This is the first base rate case filed by DEP in South Carolina since 2022. The filing requests an overall increase in annual retail revenues of approximately $75 million (or 12.1% average increase across all retail customers).

o	The rate case filing requests an overall rate of return of 7.65% based on approval of a 10.85% return on equity and a 53% equity component of the capital structure.

o	The filing is based on a South Carolina retail rate base of $2.3 billion as of December 31, 2023, adjusted for known and measurable changes through December 31, 2024.

•	On October 27, 2025, DEP and the Office of Regulatory Staff (ORS), as well as other consumer, environmental, and industrial intervening parties, filed an Agreement and Stipulation of Partial Settlement Regarding Revenue Requirement and Related Issues (Stipulation) resolving all revenue requirement issues in the base rate proceeding.

Major components of the Proposed Stipulation:

•	Approximate $40 million annual customer rate increase (representing average increase of 6.5% across all retail customers), net of $10 million in annual PTC flow-back.

•	Return on equity of 9.99% based upon a capital structure of 53% equity and 47% debt and an overall rate of return of 7.2%.

•	South Carolina retail rate base of $2.2 billion.

•	Support for DEP’s proposed annual storm reserve funding increase (from $3 million to $6 million).

•	Support for DEP’s proposed pension cost rider, minimizing future volatility due to changes in pension costs.

•	Inflation Reduction Act (IRA) / Nuclear and Other Production Tax Credits (PTCs): Agreement to flow back $10 million annually to South Carolina retail customers over a 24-month period. In 2028, the rider will shift to a four-year amortization of PTCs actually earned and monetized, less costs to achieve and amounts already included in the rider.

October 29, 2025

Additional Information:

•	The Stipulation is subject to the review and approval of the PSCSC. An evidentiary hearing to review the Stipulation and other issues in the case commenced on October 29, 2025.

•	DEP has requested new rates go into effect no later than February 1, 2026.

•	The Stipulation does not result in any material immediate accounting impacts.

Reconciliation of DEP’s Original Request to Stipulation

Cumulative Increase ($ in millions)
Original filed base annual revenue increase	$75
Reduced ROE (from 10.85% to 9.99%)	$(14)
Other revenue reductions	$(10)
Base annual revenue increase per Stipulation	$51
PTC rider	$(10)
Net overall annual revenue increase per Stipulation	$40
Average % increase in annual retail revenues	6.5%

Note: Totals may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s Form 10-K for the year ended December 31, 2024, and subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

October 29, 2025